UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 15, 2008

LEAPFROG ENTERPRISES, INC.

(Exact name of registrant as specified in its chapter)

Delaware	1-31396	95-4652013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6401 Hollis Street, Suite 100 Emeryville, California	94608-1071
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 420-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement

On May 15, 2008, LeapFrog Enterprises, Inc. (the “Company”), specified banks, financial institutions and other institutional lenders and Bank of America, N.A., as agent for the lenders (the “Agent”) entered into Amendment No. 1 (the “Amendment”) to the Credit Agreement, dated as of November 8, 2005, among the financial institutions named therein, the Agent, Banc of America Securities LLC and the Company (the “Credit Agreement”). The Amendment increased the amount of the asset-based revolving credit facility available to the Company under the Credit Agreement from $75,000,000 to $100,000,000. The Amendment also amended the Credit Agreement to increase the unused line fee from 0.25% per annum to 0.50% per annum on the unused portion of the revolving loan commitment. In addition, the Amendment requires the Company, within 90 days of the date of the Amendment, to grant to Agent, on behalf of the lenders under the Credit Agreement, a first priority security interest in the Company’s domestic intellectual property rights.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 10.1 and incorporated herein.

Prior to entering into the Amendment, there were no material relationships between the Company or its affiliates on the one hand and the other parties to the Amendment, on the other hand, other than in respect of the Credit Agreement and the transactions contemplated therein and related thereto.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibit is filed herewith:

Exhibit Number	Description

10.1	Amendment No. 1 to the Credit Agreement dated as of May 15, 2008, among LeapFrog Enterprises, Inc., the banks, financial institutions and other institutional lenders named therein and Bank of America, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LeapFrog Enterprises, Inc. (Registrant)

	By:	/s/ Peter M. O. Wong
Date: May 20, 2008		Peter M. O. Wong
Senior Vice President and Corporate Secretary